Exhibit 99.1

For Immediate Release

ABBOTT REPORTS 14 PERCENT SALES INCREASE
IN THE SECOND QUARTER

—Reports Double-Digit Sales Growth in Both Medical Products and Pharmaceuticals;
Announces Atrasentan NDA Submission Before Year-End; Raises 2004 HUMIRA® Forecast—

ABBOTT PARK, Ill., July 9, 2004 — Abbott Laboratories today announced financial results for the second quarter ended June 30, 2004.

•                  Worldwide sales were $4.703 billion, up 14.0 percent from $4.126 billion in the second quarter of 2003. Total sales were favorably impacted 3.4 percent due to the effect of exchange rates.

•                  Abbott’s diluted earnings per share from Continuing Operations increased 14.9 percent to $0.54, excluding previously announced one-time charges related to acquisitions and the spin-off of Hospira — within the company’s previous guidance of $0.53 to $0.55. Diluted earnings per share from Continuing Operations under Generally Accepted Accounting Principles (GAAP) increased to $0.40 from $0.11 in 2003. For an explanation of one-time charges, see the attached questions and answers section. In addition, as a result of greater certainty on the 2004 outlook, Abbott tightened its guidance range for the full-year 2004, as discussed on page 7.

•                  Pharmaceutical Products Group sales grew 14.4 percent, led by strong growth across most major branded products, including HUMIRA, TriCor® and Omnicef ®. Abbott also announced its intent to submit a new drug application before year-end to the U.S. Food and Drug Administration for Xinlay™ (atrasentan), its selective endothelin-A receptor antagonist currently in Phase III clinical development for metastatic, hormone-refractory prostate cancer.

•                  Worldwide HUMIRA sales were $203 million in the second quarter, including $65 million in international sales, exceeding company forecasts. Based on the performance of HUMIRA in the first half of this year, Abbott is raising its full-year 2004 worldwide sales estimate for HUMIRA from more than $700 million to more than $800 million.

•                  Medical Products Group sales grew 12.8 percent, led by double-digit growth in both U.S. pediatric and adult nutritionals sales. The company also experienced strong sales growth in Abbott Vascular Devices and Abbott Diabetes Care, including the contribution of TheraSense.

“Abbott delivered another outstanding quarter across its broad-based business portfolio with double-digit sales growth in both medical products and pharmaceuticals,” said Miles D. White, chairman and chief executive officer, Abbott Laboratories. “Our performance was driven by strong growth in our nutritionals and diabetes care businesses as well as solid performance in our major global pharmaceuticals. We are especially pleased with the outperformance of HUMIRA, which continues to surpass our global sales forecasts. During the quarter, we also successfully completed the spin-off of Hospira, providing shareholders with equity investments in two separate companies and allowing Abbott to focus on higher-growth, advanced-technology businesses.”

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ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

The following is a summary of second-quarter 2004 sales for each of Abbott’s major operating divisions.

Sales Summary – Quarter Ended 6/30/04	2Q04 ($ millions)	Percent Change vs. 2Q03	Impact of Exchange on Percent Change

Total Sales	$4,703	14.0	3.4

Total U.S. Sales	$2,593	13.6	—

Total International Sales (including direct exports from U.S.)	$2,110	14.5	7.7

U.S. Pharmaceutical Sales	$1,644	12.3	—

TAP Pharmaceutical Products Sales* (not consolidated in Abbott’s sales)	$909	(8.8)	—

Ross Products (U.S.) Sales	$520	8.7	—

Worldwide Diagnostics Sales	$848	12.1	5.6

U.S. Diagnostics	$290	12.5	—

International Diagnostics	$558	11.9	8.5

International Division Sales	$1,521	16.1	7.6

International Pharmaceuticals	$1,150	17.8	8.6

International Nutritionals	$371	10.9	4.8

Note:  See complete “Consolidated Statement of Earnings” for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott’s joint venture with Takeda Pharmaceutical Co. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott’s net sales, Abbott’s portion of TAP’s net income is included in a separate income line on the “Consolidated Statement of Earnings.”

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

The following is a summary of first-half 2004 sales for each of Abbott’s major operating divisions.

Sales Summary – First Half Ended 6/30/04	1H04 ($ millions)	Percent Change vs. 1H03	Impact of Exchange on Percent Change

Total Sales	$9,344	14.9	4.4

Total U.S. Sales	$5,181	13.7	—

Total International Sales (including direct exports from U.S.)	$4,163	16.3	10.0

U.S. Pharmaceutical Sales	$3,204	17.9	—

TAP Pharmaceutical Products Sales* (not consolidated in Abbott’s sales)	$1,768	(11.9)	—

Ross Products (U.S.) Sales	$1,186	9.9	—

Worldwide Diagnostics Sales	$1,607	8.6	6.9

U.S. Diagnostics	$531	0.6	—

International Diagnostics	$1,076	13.1	10.7

International Division Sales	$3,025	17.8	10.0

International Pharmaceuticals	$2,247	18.9	11.1

International Nutritionals	$778	14.6	7.0

Note:  See complete “Consolidated Statement of Earnings” for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott’s joint venture with Takeda Pharmaceutical Co. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott’s net sales, Abbott’s portion of TAP’s net income is included in a separate income line on the “Consolidated Statement of Earnings.”

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

The following is a summary of Abbott’s second-quarter 2004 sales for selected products.

Quarter Ended 6/30/04 (dollars in millions)	U.S. Sales	Percent Change vs. 2Q03	Rest of World	Percent Change vs. 2Q03		Global Sales	Percent Change vs. 2Q03

Pharmaceutical Products Group
Biaxin (clarithromycin)	$84	(15.8)	$172	3.2	(a)	$256	(3.9)
Depakote	$243	12.4	$13	33.9		$256	13.3
Kaletra	$100	(1.5)	$137	37.5	(b)	$237	17.8
Flomax	$201	15.1	$12	48.2		$213	16.5
HUMIRA	$138	154.8	$65	n/m		$203	n/m
Synthroid	$177	24.2	$16	72.4		$193	27.1
Ultane/Sevorane	$65	0.9	$126	15.8	(c)	$191	10.3
TriCor	$178	34.5	—	—		$178	34.5
Mobic	$106	42.2	—	—		$106	42.2
Omnicef	$52	20.0	—	—		$52	20.0
Leuprolide	—	—	$49	7.3	(d)	$49	7.3
Lansoprazole	—	—	$35	5.7	(e)	$35	5.7

Medical Products Group
Pediatric Nutritionals	$277	12.4	$150	9.4		$427	11.4
Adult Nutritionals	$212	14.0	$163	12.6	(f)	$375	13.4
Abbott Diabetes Care	$99	96.6	$98	25.3	(g)	$197	53.1
Abbott Vascular Devices	$52	34.8	—	—		$52	34.8

TAP Pharmaceutical Products (not consolidated in Abbott’s sales)
Prevacid	$728	(8.7)	—	—		$728	(8.7)
Lupron	$181	(9.2)	—	—		$181	(9.2)

(a)               Without the positive impact of exchange of 8.4 percent, clarithromycin sales decreased 5.2 percent internationally.

(b)              Without the positive impact of exchange of 8.8 percent, Kaletra sales increased 28.7 percent internationally.

(c)               Without the positive impact of exchange of 8.6 percent, Sevorane sales increased 7.2 percent internationally.

(d)              Without the positive impact of exchange of 7.3 percent, leuprolide sales were flat internationally.

(e)               Without the positive impact of exchange of 5.4 percent, lansoprazole sales increased 0.3 percent internationally.

(f)                 Without the positive impact of exchange of 7.8 percent, Adult Nutritionals sales increased 4.8 percent internationally.

(g)              Without the positive impact of exchange of 10.3 percent, Abbott Diabetes Care sales increased 15.0 percent internationally.

n/m = Percent change is not meaningful.

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

The following is a summary of Abbott’s first-half 2004 sales for selected products.

First Half Ended 6/30/04 (dollars in millions)	U.S. Sales	Percent Change vs. 1H03	Rest of World	Percent Change vs. 1H03		Global Sales	Percent Change vs. 1H03

Pharmaceutical Products Group
Biaxin (clarithromycin)	$181	(16.9)	$395	7.2	(a)	$576	(1.8)
Depakote	$425	16.9	$23	22.8		$448	17.2
Flomax	$418	32.4	$22	49.2		$440	33.1
Kaletra	$188	3.6	$238	41.4	(b)	$426	21.8
Synthroid	$342	36.5	$27	58.9		$369	37.9
Ultane/Sevorane	$129	10.1	$232	19.5	(c)	$361	16.0
HUMIRA	$239	n/m	$112	n/m		$351	n/m
TriCor	$344	37.4	—	—		$344	37.4
Mobic	$208	51.7	—	—		$208	51.7
Omnicef	$124	30.9	—	—		$124	30.9
Leuprolide	—	—	$93	8.3	(d)	$93	8.3
Lansoprazole	—	—	$67	11.3	(e)	$67	11.3

Medical Products Group
Pediatric Nutritionals	$573	10.3	$286	13.4		$859	11.3
Adult Nutritionals	$425	11.8	$314	13.8	(f)	$739	12.7
Abbott Diabetes Care	$151	48.0	$188	21.8	(g)	$339	32.2
Abbott Vascular Devices	$105	27.8	—	—		$105	27.8

TAP Pharmaceutical Products (not consolidated in Abbott’s sales)
Prevacid	$1,407	(11.6)	—	—		$1,407	(11.6)
Lupron	$361	(12.3)	—	—		$361	(12.3)

(a)               Without the positive impact of exchange of 10.7 percent, clarithromycin sales decreased 3.5 percent internationally.

(b)              Without the positive impact of exchange of 13.0 percent, Kaletra sales increased 28.4 percent internationally.

(c)               Without the positive impact of exchange of 11.1 percent, Sevorane sales increased 8.4 percent internationally.

(d)              Without the positive impact of exchange of 9.8 percent, leuprolide sales decreased 1.5 percent internationally.

(e)               Without the positive impact of exchange of 8.9 percent, lansoprazole sales increased 2.4 percent internationally.

(f)                 Without the positive impact of exchange of 9.3 percent, Adult Nutritionals sales increased 4.5 percent internationally.

(g)              Without the positive impact of exchange of 12.7 percent, Abbott Diabetes Care sales increased 9.1 percent internationally.

n/m = Percent change is not meaningful.

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

Medical Products Group Highlights

•                  Abbott shared preliminary data on its drug-eluting stent platform, ZoMaxx™, at the Paris Course on Revascularization (PCR) meeting in May. The ZoMaxx platform is comprised of the TriMaxx™ proprietary stainless steel and tantalum composite stent; ABT-578, Abbott’s internally developed anti-proliferative agent; and its thrombo-resistent PC-coating that has been optimized to deliver a sustainable drug concentration to the vessel wall. Abbott expects to begin human clinical trials outside of the United States in the second half of this year.

•                  Abbott introduced StarClose™ in Europe, which is the world’s first circumferential clip-based vascular closure device designed to promote the primary healing process and achieve a secure close of femoral artery access sites following surgery. In addition, Perclose ProGlide™, the next-generation Perclose® suture-mediated vessel closure system, was launched in the United States.

•                  Abbott introduced a new test strip for use with Precision Xtra™, which requires 40 percent less blood and produces results in just 10 seconds. Also launched this quarter was the CozMonitor™ Powered by FreeStyle®, which integrates with the Deltec Cozmo®  insulin pump and was developed in partnership with Smiths Medical MD Inc. In Europe and Canada, Abbott launched FreeStyle Mini ™, the world’s smallest glucose meter offering virtually painless testing.

Pharmaceutical Products Group Highlights

•                  Results from a meta-analysis were presented at the American Society of Clinical Oncology (ASCO) meeting in June that showed a delay in time to disease progression for advanced prostate cancer patients taking Abbott’s investigational anti-cancer drug, Xinlay™ (atrasentan), currently in Phase III development. In addition, Abbott announced its intent to submit a new drug application to the U.S. Food and Drug Administration (FDA) before year-end for Xinlay, as discussed in a separate news release and Q&A Answer 3.

•                  Abbott acquired the remaining commercial and global manufacturing rights (except in Japan) from Aventis for the cardiovascular agents trandolapril (Mavik®) and the trandolapril/verapamil combination (Tarka®).

•                  Data presented at the Digestive Disease Week (DDW) meeting demonstrated that patients with Crohn’s disease treated with HUMIRA® (adalimumab) achieved remission and clinical response. Also presented at DDW were Phase II study results suggesting ABT-874, a fully human anti-interleukin-12 monoclonal antibody, showed significant differences in response and remission rates in patients with Crohn’s disease compared to placebo.

•                  Abbott and Orion Corp. expanded the licensing agreement for levosimendan (Simdax®), a first-in-class calcium sensitizer that improves cardiac function and symptoms. Abbott gains commercial rights for levosimendan in Germany, France, the United Kingdom, and other European countries and will assume responsibility for R&D programs. Levosimendan is approved in approximately 30 countries, is in Phase III clinical studies in the United States and Europe, and has been granted fast-track status by the FDA.

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

Hospira spin-off completed

The spin-off of Hospira, Abbott’s former core hospital products business, was completed in the second quarter of 2004. Results of Hospira operations through the date of the separation are reflected in Abbott’s financial statements as “Discontinued Operations;” historical results for 2003 and the first quarter of 2004, reflecting the treatment of Hospira as “Discontinued Operations,” were furnished in a Securities and Exchange Commission (SEC) Form 8-K dated June 30, 2004.

Abbott tightens guidance for full-year 2004 and issues guidance for third-quarter 2004

Abbott tightened its guidance for earnings per share from Continuing Operations for the full-year 2004 to $2.25 to $2.30, as a result of greater certainty regarding the earnings outlook. For the first time, Abbott is providing guidance for earnings per share from Continuing Operations for the third-quarter 2004 of $0.51 to $0.53. Both of these forecasts exclude one-time charges, detailed below.

As previously announced, Abbott expects one-time charges impacting earnings per share from Continuing Operations in 2004 related to the spin-off of Hospira, as well as acquired in-process research and development and integration costs primarily associated with the completed acquisitions of i-STAT Corp. and TheraSense Inc. The impact on Continuing Operations is estimated to be approximately $0.22 per share for the full-year 2004, with $0.18 per share incurred in the first half and $0.03 per share expected in the third quarter. In accordance with SEC Regulation G, Abbott notes that, including these charges, projected earnings per share from Continuing Operations under Generally Accepted Accounting Principles (GAAP) would be $2.03 to $2.08 for the full-year 2004 and $0.48 to $0.50 for the third quarter.

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

Abbott declares quarterly dividend

On June 11, 2004, the board of directors of Abbott declared the company’s quarterly common dividend of 26 cents per share. The cash dividend is payable Aug. 15, 2004, to shareholders of record at the close of business on July 15, 2004. This marks the 322nd consecutive dividend paid by Abbott since 1924.

Abbott Laboratories is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 55,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live second-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 9 a.m. Central time today. An archived edition of the call will be available after noon Central time.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Exhibit 99.1 of our 2003 Annual Report on Securities and Exchange Commission Form 10-K, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contacts:

Melissa Brotz

(847) 935-3456

Jonathon Hamilton

(847) 935-8646

Financial Analyst Contacts:

John Thomas

(847) 938-2655

Larry Peepo

(847) 935-6722

Christy Wistar

(847) 938-4475

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Second Quarter Ended June 30, 2004 and 2003

(unaudited)

	2004	2003	Percent Change

Net Sales	$4,703,049,000	$4,126,259,000	14.0
Cost of products sold	2,068,722,000	1,848,381,000	11.9
Research & development	436,510,000	378,820,000	15.2
Acquired in-process research and development	164,006,000	39,000,000	n/m
Selling, general & administrative	1,237,353,000	1,631,639,000	(24.2	)(1)
Total Operating Cost and Expenses	3,906,591,000	3,897,840,000	0.2

Operating earnings	796,458,000	228,419,000	n/m

Net interest expense	34,896,000	38,418,000	(9.2)
Net foreign exchange loss	16,149,000	9,684,000	66.8
(Income) from TAP Pharmaceutical Products Inc. joint venture	(120,231,000)	(132,542,000)	(9.3)
Other (income) expense, net	(10,028,000)	(8,630,000)	16.2
Earnings from Continuing Operations before taxes	875,672,000	321,489,000	n/m
Taxes on earnings from Continuing Operations	240,794,000	142,346,000	69.2

Earnings from Continuing Operations	634,878,000	179,143,000	n/m
Earnings (loss) from Discontinued Operations, net of taxes	(620,000)	67,500,000	(100.9)

Net Earnings	$634,258,000	$246,643,000	n/m

Earnings from Continuing Operations Excluding One-Time Charges, as described below	$854,491,000	$752,304,000	13.6	(2)

Diluted Earnings Per Common Share from Continuing Operations	$0.40	$0.11	n/m

Diluted Earnings Per Common Share from Discontinued Operations	—	0.05	n/m

Diluted Earnings Per Common Share	$0.40	$0.16	n/m

Diluted Earnings Per Common Share from Continuing Operations Excluding One-Time Charges, as described below	$0.54	$0.47	14.9	(2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,570,486,000	1,572,310,000

(1) 2003 Selling, general and administrative expense included a one-time charge of $615 million related to the Ross enteral nutrition investigation. Excluding one-time charges in both periods, Selling, general & administrative expense increased 18.9 percent. (See Q&A Answer 6.)

(2) 2004 Earnings from Continuing Operations Excluding One-Time Charges excludes after-tax charges of $152 million or $0.10 per share for acquired in-process R&D primarily related to the TheraSense acquisition; and $68 million or $0.04 per share relating to acquisition-related charges, primarily TheraSense integration charges of approximately $61 million and charges relating to the spin-off of Hospira of approximately $7 million. 2003 Earnings from Continuing Operations Excluding One-Time Charges exclude after-tax charges of $37 million or $0.02 per share for in-process R&D related to 2003 acquisitions and $536 million or $0.34 per share for the settlement of the Ross enteral nutrition investigation.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Half Ended June 30, 2004 and 2003

(unaudited)

	2004	2003	Percent Change

Net Sales	$9,343,904,000	$8,135,200,000	14.9
Cost of products sold	4,142,144,000	3,648,298,000	13.5
Research & development	841,088,000	765,482,000	9.9
Acquired in-process research and development	223,906,000	39,000,000	n/m
Selling, general & administrative	2,390,168,000	2,571,082,000	(7.0	)(1)
Total Operating Cost and Expenses	7,597,306,000	7,023,862,000	8.2

Operating earnings	1,746,598,000	1,111,338,000	57.2

Net interest expense	70,337,000	75,742,000	(7.1)
Net foreign exchange loss	20,626,000	44,926,000	(54.1)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(221,904,000)	(264,630,000)	(16.1)
Other (income) expense, net	(26,359,000)	(24,906,000)	5.8
Earnings from Continuing Operations before taxes	1,903,898,000	1,280,206,000	48.7
Taxes on earnings from Continuing Operations	506,746,000	367,202,000	38.0

Earnings from Continuing Operations	1,397,152,000	913,004,000	53.0
Earnings from Discontinued Operations, net of taxes	60,015,000	134,620,000	(55.4)

Net Earnings	$1,457,167,000	$1,047,624,000	39.1

Earnings from Continuing Operations Excluding One-Time Charges, as described below	$1,686,431,000	$1,486,165,000	13.5	(2)

Diluted Earnings Per Common Share from Continuing Operations	$0.89	$0.58	53.4	(3)

Diluted Earnings Per Common Share from Discontinued Operations	0.04	0.09	(55.6)

Diluted Earnings Per Common Share	$0.93	$0.67	38.8	(3)

Diluted Earnings Per Common Share from Continuing Operations Excluding One-Time Charges, as described below	$1.07	$0.94	13.8	(2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,571,558,000	1,570,364,000

(1) 2003 Selling, general and administrative expense included a one-time charge of $615 million related to the Ross enteral nutrition investigation. Excluding one-time charges in both periods, Selling, general & administrative expense increased 20.3 percent. (See Q&A Answer 6.)

(2) 2004 Earnings from Continuing Operations Excluding One-Time Charges excludes after-tax charges of $212 million or $0.13 per share for acquired in-process R&D primarily related to the 2004 acquisitions of i-STAT and TheraSense; and $77 million or $0.05 per share relating to acquisition-related charges, primarily TheraSense integration charges of approximately $66 million and charges relating to the spin-off of Hospira of approximately $11 million. 2003 Earnings from Continuing Operations Excluding One-Time Charges exclude after-tax charges of $37 million or $0.02 per share for in-process R&D related to 2003 acquisitions, and $536 million or $0.34 per share for the settlement of the Ross enteral nutrition investigation.

(3) The sum of the first quarter and second quarter 2004 Diluted Earnings Per Common Share from Continuing Operations and Diluted Earnings Per Common Share do not add to year-to-date diluted earnings per share due to rounding.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

Questions & Answers

Q1)                            What impacted Pharmaceutical Products Group sales growth for the second quarter?

A1)                            Growth in the Pharmaceutical Products Group of 14.4 percent was driven by an increase in sales in Abbott’s international division, which grew 16.1 percent during the quarter. Pharmaceuticals led the growth (up 17.8 percent), driven by strong momentum from the international HUMIRA launch, as well as the performance of Kaletra and Sevorane. International nutritionals also grew double digits, led by both pediatric and adult nutritionals. Exchange favorably impacted international division sales by 7.6 percent.

U.S. pharmaceutical sales were up 12.3 percent, led by double-digit growth of HUMIRA, TriCor and Omnicef. This represents double-digit sales growth in 15 of the last 16 quarters.

Q2)         How did HUMIRA perform in the quarter and what are future sales expectations?

A2)                            The worldwide launch of HUMIRA continues to proceed ahead of original company forecasts. Worldwide HUMIRA sales this quarter were $203 million, with international sales contributing $65 million. Second quarter sales in the United States increased more than 35 percent sequentially from the first quarter and more than 150 percent from the second quarter of last year. In the United States, HUMIRA prescription share continues to grow, and Abbott estimates that HUMIRA now represents more than 30 percent of new prescriptions within the self-injectable market for rheumatoid arthritis.

Based on global market demand for HUMIRA, Abbott is raising its 2004 worldwide sales estimate for HUMIRA from more than $700 million to more than $800 million. The company continues to forecast worldwide sales of more than $1.2 billion for 2005, consistent with its previous forecast.

Q3)                            What are Abbott’s plans for submitting a new drug application for Xinlay (atrasentan)?

A3)                            Abbott announced its intent to submit a new drug application (NDA) before year-end to the U.S. Food and Drug Administration for Xinlay, Abbott’s anti-cancer agent in Phase III clinical development for metastatic, hormone-refractory prostate cancer. The timing of this submission is ahead of the company’s original expectation of a 2005 submission. Abbott presented results from a meta-analysis at the American Society of Clinical Oncology meeting in June that showed a delay in time to disease progression in men with metastatic, hormone-refractory prostate cancer taking Xinlay versus placebo. The meta-analysis will form the basis for Abbott’s NDA submission, which has been underway on a rolling basis as a result of its fast-track approval status. As a reminder, Abbott’s Phase III trial (M00-244) studying Xinlay in men with non-metastatic hormone-refractory prostate cancer is ongoing.

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

Questions & Answers (continued)

Q4)                            What impacted Medical Products Group sales growth for the second quarter?

A4)                            Sales growth in the Medical Products Group of 12.8 percent was positively impacted by worldwide Abbott Diagnostics sales, including Abbott Diabetes Care (which grew strong double-digits, including the recent acquisition of TheraSense). U.S. nutritionals (Ross) and sales of vascular devices also drove Medical Products Group sales. Ross had another strong quarter with double-digit growth in both pediatric and adult nutritionals, including the sales of ZonePerfect products, which were acquired in August 2003. Growth in these businesses was partially offset by an expected decline in sales of U.S. immunochemistry products, with improvement seen over the first quarter, supported by 35 assay launches. U.S. sales of immunochemistry products are expected to improve throughout 2004 with the introduction of more than 50 products.

Q5)                            What impacted Non-Segment Sales in the quarter?

A5)                            After the spin-off of Hospira, Abbott Vascular Devices and Spinal Concepts were retained by Abbott as part of the Medical Products Group. For segment reporting purposes, as discussed in the first-quarter 2004 earnings release, these businesses are now included in Non-Segment Sales for all periods presented. Non-Segment Sales increased this quarter resulting from higher Specialty Product and Vascular Devices sales, as well as the addition of sales from Spinal Concepts.

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

Questions & Answers (continued)

Q6)                            How did one-time charges impact quarterly comparisons?

A6)                            One-time charges impacted second-quarter Earnings from Continuing Operations as follows (dollars in millions, except earnings-per-share data):

	2Q04			2Q03
	Earnings			Earnings
	Pretax	After Tax	EPS	Pretax	After Tax	EPS
As reported	$876	$635	$0.40	$321	$179	$0.11
Add back one-time items:
Acquired in-process R&D	$164	$152	$0.10	$39	$37	$0.02
Spin-off and integration- related charges	$84	$68	$0.04	—	—	—
Ross settlement	—	—	—	$623	$536	$0.34
Excluding one-time items	$1,124	$855	$0.54	$983	$752	$0.47

Pretax impact of the one-time charges by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	2Q04					2Q03
	Cost of Products Sold	R&D	Acquired In-Process R&D	SG&A	Total	Cost of Products Sold	Acquired In-Process R&D	SG&A	Total
Acquired in-process R&D	—	—	$164	—	$164	—	$39	—	$39
Spin-off and integration- related charges	$52	$4	—	$28	$84	—	—	—	—
Ross settlement	—	—	—	—	—	$8	—	$615	$623
Total	$52	$4	$164	$28	$248	$8	$39	$615	$662

Second-quarter 2004 results were impacted by acquired in-process R&D primarily related to the acquisition of TheraSense, as well as one-time charges related to the integration of acquisitions and the spin-off of Hospira.

Results from the second quarter of 2003 were impacted by charges related to the settlement of the Ross enteral nutrition investigation. Second-quarter 2003 results also were impacted by in-process R&D related to the acquisitions of Spinal Concepts and JOMED’s coronary and peripheral interventional business.

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

Questions & Answers (continued)

Q7)                            How did the gross margin ratio compare with the second quarter of 2003?

A7)                            Gross margin from Continuing Operations improved in the second quarter of 2004 (dollars in millions):

	2Q04		2Q03
	Cost of Products Sold	Gross Margin %	Cost of Products Sold	Gross Margin %

As reported	$2,069	56.0%	$1,848	55.2%
Spin-off and integration-related charges	$(52)	1.1%	—	—
Ross settlement	—	—	$(8)	0.2%
Excluding one-time charges	$2,017	57.1%	$1,840	55.4%

The higher gross margin ratio in 2004 was due primarily to improving margins in global pharmaceuticals. Note that the transfer of Hospira operations to “Discontinued Operations” improved Abbott’s margin profile by approximately three percentage points. For example, the gross margin including the Hospira business as reported in the second quarter of 2003 was 51.9 percent compared to 55.2 percent measured on a Continuing Operations basis as shown above.

Q8)                            What impacted SG&A and R&D this quarter?

A8)                            Excluding one-time charges in both periods, SG&A increased nearly 19 percent, driven by continued investment in the worldwide launch of HUMIRA and promotional spending related to other major global pharmaceutical brands, as well as U.S. nutritionals. SG&A expense under Generally Accepted Accounting Principles (GAAP) declined this quarter (24 percent), primarily as a result of the one-time charge for the Ross enteral nutrition investigation recorded in 2003 (as noted in Q&A Answer 6).

R&D investment increased more than 15 percent (14 percent excluding one-time charges noted in Q&A Answer 6) in support of key pipeline programs, including the promising follow-on indications for HUMIRA, and other late-stage clinical programs in pharmaceuticals, vascular devices and molecular diagnostics.

SG&A before one-time items increased significantly despite the fact that, because the Hospira spin-off represented a significant change to Abbott’s domestic post-retirement medical plan, in accordance with GAAP, Abbott was required to adjust its accounting for retiree medical expense to reflect the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. As a result, Abbott was required to record a reduction in retiree medical expense this quarter that impacted SG&A expense ($7 million), as well as the Cost of products sold/Research and development line items ($6 million).

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

Questions & Answers (continued)

Q9)                            What was the tax rate for ongoing operations in the second quarter and the first six months? How did the reclassification of Hospira operations to “Discontinued Operations” and one-time items affect the tax rate?

A9)                            The spin-off of Hospira results in a change in the tax rate for ongoing operations from previous forecasts, solely as a result of the reclassification of Hospira to Discontinued Operations; the 2004 tax rate forecasted for Hospira at the time of the spin-off was higher than Abbott’s average rate. An analysis of the tax rate related to Earnings from Continuing Operations for the first half of 2004 is shown below (dollars in millions):

	As Reported Under GAAP	One-Time Charges	Excluding One-Time Charges
1Q04
Earnings from Continuing Operations before taxes	$1,028	$73	$1,101
Taxes on Earnings from Continuing Operations	$266	$3	$269
Tax rate	25.9%	4.4%	24.4%

2Q04
Earnings from Continuing Operations before taxes	$876	$248	$1,124
Taxes on Earnings from Continuing Operations	$241	$28	$269
Tax rate	27.5%	11.5%	24.0%

1H04
Earnings from Continuing Operations before taxes	$1,904	$321	$2,225
Taxes on Earnings from Continuing Operations	$507	$32	$538
Tax rate	26.6%	9.9%	24.2%

As noted above, the tax rate for Earnings from Continuing Operations excluding one-time charges for the first half of 2004 was 24.2 percent. We would expect a similar rate over the second half of the year and for the full-year 2004.

Q10)       How did the TAP joint venture perform during the quarter?

A10)                      As previously forecasted, sales for Prevacid declined this quarter, down approximately 9 percent. The entire prescription proton pump inhibitor (PPI) market is down approximately 7 percent year to date. As a result, year-to-date market growth is now trailing TAP’s original expectations. Given the current market dynamics, TAP is adjusting its Prevacid forecast for the second half of 2004. TAP now expects full-year 2004 Prevacid sales to decline approximately 10 percent. TAP is taking steps to improve the performance of Prevacid.

Regarding Lupron, TAP anticipates significantly stronger growth in the second half of this year, aided by improving year-over-year comparisons and continued improvement in its urology market share.

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

Questions & Answers (continued)

In line with TAP’s revised market expectations for Prevacid, Abbott is adjusting its full-year income forecast for income from the TAP joint venture to approximately $500 million. This forecasted level of TAP contribution is reflected in the earnings-per-share guidance range as discussed below.

In addition, TAP has two significant near-term opportunities in its late-stage pipeline – febuxostat in development for gout and asoprisnil in development for uterine fibroids and endometriosis. TAP has completed febuxostat pivotal Phase III studies, which will serve as the basis for the NDA submission. The overall results from these studies have exceeded TAP’s expectations, and TAP looks forward to submitting the NDA in the fourth quarter of this year. Febuxostat and asoprisnil peak-year sales are each expected to exceed $500 million.

Q11)                   What is your guidance for earnings per share from Continuing Operations for the full-year and third-quarter 2004? What key factors are included in this guidance?

A11)                      Abbott tightened its guidance for earnings per share from Continuing Operations for the full-year 2004 to $2.25 to $2.30, reflecting greater certainty regarding the earnings outlook. For the first time, Abbott is providing guidance for earnings per share from Continuing Operations for the third-quarter 2004 of $0.51 to $0.53. These forecasts exclude one-time charges, detailed below.

Abbott’s full-year earnings-per-share guidance range reflects the accelerated growth in HUMIRA global sales to more than $800 million; continued strong investment in SG&A and R&D; a range of possible outcomes from the potential impact of generic Synthroid; and the adjusted level of TAP joint venture income discussed above.

As previously announced, Abbott expects one-time charges impacting Earnings from Continuing Operations in 2004 related to the spin-off of Hospira, as well as acquired in-process research and development and integration costs primarily associated with the acquisitions of i-STAT Corp. and TheraSense Inc. The impact is estimated to be approximately $0.22 per share for the full-year 2004, with $0.18 per share incurred in the first half and $0.03 per share expected in the third quarter. In accordance with SEC Regulation G, Abbott notes that, including these charges, projected earnings per share under GAAP would be $2.03 to $2.08 for the full-year 2004 and $0.48 to $0.50 for the third-quarter 2004.

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

Questions & Answers (continued)

Q12)                     What impacted the year-over-year comparison of second-quarter Earnings from Discontinued Operations?

A12)                      Earnings from Discontinued Operations represent the results of its core hospital products business, which was spun off from Abbott as Hospira on April 30, 2004. As a result of the spin-off timing, only one month of results for Hospira’s business are reflected in Earnings from Discontinued Operations in the second quarter of 2004 compared to three months in 2003. In addition, in accordance with GAAP, direct transaction costs incurred by Abbott in the second quarter of 2004 resulting from the spin-off have been included in Earnings from Discontinued Operations. No such costs were incurred in the second quarter of 2003.

As an independent company, Hospira results for the second quarter of 2004 will reflect a full quarter of activity and will not include direct transaction costs incurred by Abbott.

Q13)                     How does the spin-off of Hospira, and other organizational changes at Abbott, impact sales reporting?

A13)                      As discussed in Abbott’s first-quarter earnings news release, Abbott adjusted its sales reporting to reflect reclassifications effective Jan. 1, 2004. As a reminder, Hospira was formed as a result of the spin-off of Abbott’s core global hospital products business as a tax-free distribution to shareholders. With the completion of the spin-off on April 30, 2004, the remaining reclassifications and transfers to Hospira are now complete.

The following schedules detail Abbott’s sales as reported pre-spin-off, explain the products that have been reclassified, identify the amounts transferred to Hospira and provide the resulting sales incorporating these reclassifications and transfers to Hospira. These schedules, as well as restated Consolidated Statement of Earnings reflecting the treatment of the historical results of Hospira through the date of the separation as “Discontinued Operations,” were also furnished in an SEC Form 8-K dated June 30, 2004 (dollars in millions):

1Q03	As Reported in 1Q03	Reclassifications		Transferred to Hospira		As Adjusted
U.S. Pharmaceutical Sales	$1,074	$181	(a)	$—		$1,255
U.S. Hospital Products Sales	717	(227)		(490	)(b)	—
Ross Products (U.S.) Sales	601	—		—		601
Worldwide Diagnostics Sales	723	—		—		723
International Division Sales
International Pharmaceuticals	800	112	(c)	—		912
International Hospital Products	193	(112)		(81	)(b)	—
International Nutritionals	346	—		—		346
Other Sales	126	46	(d)	—		172
1Q03 Total Sales	$4,580	$—		$(571)		$4,009

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

Questions & Answers (continued)

2Q03	As Reported in 2Q03	Reclassifications		Transferred to Hospira		As Adjusted
U.S. Pharmaceutical Sales	$1,264	$200	(a)	$—		$1,464
U.S. Hospital Products Sales	748	(240)		(508	)(b)	—
Ross Products (U.S.) Sales	478	—		—		478
Worldwide Diagnostics Sales	756	—		—		756
International Division Sales
International Pharmaceuticals	841	136	(c)	—		977
International Hospital Products	226	(136)		(90	)(b)	—
International Nutritionals	333	—		—		333
Other Sales	78	40	(d)	—		118
2Q03 Total Sales	$4,724	$—		$(598)		$4,126

3Q03	As Reported in 3Q03	Reclassifications		Transferred to Hospira		As Adjusted
U.S. Pharmaceutical Sales	$1,287	$215	(a)	$—		$1,502
U.S. Hospital Products Sales	791	(277)		(514	)(b)	—
Ross Products (U.S.) Sales	519	—		—		519
Worldwide Diagnostics Sales	756	—		—		756
International Division Sales
International Pharmaceuticals	814	134	(c)	—		948
International Hospital Products	220	(134)		(86	)(b)	—
International Nutritionals	325	—		—		325
Other Sales	134	62	(d)	2	(b)	198
3Q03 Total Sales	$4,846	$—		$(598)		$4,248

4Q03	As Reported in 4Q03	Reclassifications		Transferred to Hospira		As Adjusted
U.S. Pharmaceutical Sales	$1,595	$235	(a)	$—		$1,830
U.S. Hospital Products Sales	822	(296)		(526	)(b)	—
Ross Products (U.S.) Sales	538	—		—		538
Worldwide Diagnostics Sales	805	—		—		805
International Division Sales
International Pharmaceuticals	939	134	(c)	—		1,073
International Hospital Products	241	(134)		(107	)(b)	—
International Nutritionals	407	—		—		407
Other Sales	183	61	(d)	—		244
4Q03 Total Sales	$5,530	$—		$(633)		$4,897

ABBOTT REPORTS 14 PERCENT SALES INCREASE IN THE SECOND QUARTER

Questions & Answers (continued)

FY03	As Reported in FY03	Reclassifications		Transferred to Hospira		As Adjusted
U.S. Pharmaceutical Sales	$5,220	$831	(a)	$—		$6,051
U.S. Hospital Products Sales	3,078	(1,040)		(2,038	)(b)	—
Ross Products (U.S.) Sales	2,136	—		—		2,136
Worldwide Diagnostics Sales	3,040	—		—		3,040
International Division Sales
International Pharmaceuticals	3,394	516	(c)	—		3,910
International Hospital Products	880	(516)		(364	)(b)	—
International Nutritionals	1,411	—		—		1,411
Other Sales	521	209	(d)	2	(b)	732
FY03 Total Sales	$19,680	$—		$(2,400)		$17,280

1Q04	As Reported in 1Q04	Reclassifications		Transferred to Hospira		As Adjusted
U.S. Pharmaceutical Sales	$1,561	$—		$—		$1,561
U.S. Hospital Products Sales	487	—		(487	)(b)	—
Ross Products (U.S.) Sales	666	—		—		666
Worldwide Diagnostics Sales	759	—		—		759
International Division Sales
International Pharmaceuticals	966	131	(c)	—		1,097
International Hospital Products	219	(131)		(88	)(b)	—
International Nutritionals	407	—		—		407
Other Sales	151	—		—		151
1Q04 Total Sales	$5,216	$—		$(575)		$4,641

(a).                               U.S. Pharmaceutical Sales. These amounts represent proprietary hospital pharmaceuticals, such as the anesthesia agent, Ultane® (sevoflurane); neuromuscular blockers and pain management products; as well as the vitamin D therapy, Zemplar® (paricalcitol injection), that were previously part of U.S. Hospital Products sales.

(b).                              Hospital Products Sales. Most of the U.S. Hospital Products sales were spun off as the major operating component of Hospira, with the remainder moving to U.S. Pharmaceutical sales and Other sales as described in footnotes A and D. A similar transfer of Hospital Products sales occurred within the International Division, described in footnote C below.

(c).                               International Division Sales. The pharmaceuticals component of this division now includes the reclassification of hospital pharmaceuticals that were previously part of the hospital component of the International Division. This primarily represents the sales of anesthesia products, including Sevorane® (sevoflurane).

(d).                              Other Sales. Abbott Vascular Devices and Spinal Concepts are now included in Other sales for segment reporting purposes. Both of these businesses were previously part of U.S. Hospital Products sales.

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